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     Networks Associates, Inc.

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2003 NOTICE OF ANNUAL

STOCKHOLDERS’ MEETING
AND PROXY STATEMENT

December 16, 2003

10:00 a.m.
3965 Freedom Circle
Santa Clara, California 95054

NETWORKS ASSOCIATES, INC.

3965 Freedom Circle
Santa Clara, California 95054

November 13, 2003

Dear Network Associates Stockholder:

      You are cordially invited to join us at the annual meeting of stockholders of Network Associates on December 16, 2003.

      It is important that your shares are represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope or vote by telephone or the Internet by following the instructions on the proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the annual meeting.

      On behalf of the board of directors, I would like to thank you for your continued interest in Network Associates. I look forward to seeing you at the annual meeting.

Sincerely,

George Samenuk
Chairman of the Board and
Chief Executive Officer

TABLE OF CONTENTS

VOTING INFORMATION
PROPOSALS TO BE VOTED ON
All Other Fees
BOARD OF DIRECTORS
Biographies
Meetings of the Board of Directors
Compensation of Directors
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPARISON OF STOCKHOLDER RETURN
EXECUTIVE COMPENSATION AND OTHER MATTERS
SUMMARY COMPENSATION TABLE
AGGREGATE OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES
Employment and Change in Control Arrangements
Indebtedness of Management
Certain Transactions
Officers and Directors Insurance
Equity Compensation Plans
OTHER INFORMATION
APPENDIX A SUMMARY OF THE 1997 STOCK INCENTIVE PLAN
APPENDIX B SUMMARY OF THE STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
APPENDIX C SUMMARY OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN
APPENDIX D CHARTER OF THE AUDIT COMMITTEE

NETWORKS ASSOCIATES, INC.

3965 Freedom Circle
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 16, 2003

       The Annual Meeting of Stockholders of Networks Associates, Inc., will be held on Tuesday, December 16, 2003, at 10:00 a.m. Pacific Standard Time at Networks Associates’ corporate headquarters, 3965 Freedom Circle, Santa Clara, CA 95054, for the following purposes:

1. To elect two directors for three-year terms;

2. To amend our 1997 Stock Incentive Plan;

3. To amend our Stock Option Plan for Outside Directors;

4. To amend our 2002 Employee Stock Purchase Plan;

5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003; and

6. To transact any other business as may properly come before the meeting.

      Only stockholders owning our shares at the close of business on November 13, 2003 are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

By order of the Board of Directors,

Kent H. Roberts
Secretary

Santa Clara, California

November 13, 2003

NETWORKS ASSOCIATES, INC.

3965 Freedom Circle
Santa Clara, California 95054

      The accompanying proxy is solicited by our board of directors for use at the 2003 Annual Meeting of Stockholders to be held December 16, 2003 at 10 a.m. Pacific Standard Time or any adjournment thereof. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

      Your proxy is solicited by our board of directors. The cost of soliciting proxies will be borne by us and we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to you. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. We have engaged the firm of Georgeson Shareholder Communications, Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson Shareholder Communications, Inc. a fee of $10,000 plus expenses for these services.

VOTING INFORMATION

      Who may vote? You may vote if you own shares of our stock at the close of business on November 13, 2003 (the “record date”). As of the record date, there were 161,438,984 shares outstanding.

      Can I revoke my proxy? Yes. Any proxy given pursuant to this solicitation may be revoked any time by:

•	delivering to our secretary a written notice of revocation before the meeting;

•	executing a proxy bearing a later date; or

•	attending the annual meeting and voting in person.

      What vote is required to pass an item of business? The holders of a majority of our outstanding stock, as of the record date, must be present in person or by proxy to transact business at the meeting. Abstentions and broker non-votes will be counted for quorum purposes, but will not affect voting results. Directors receiving the most votes will be elected. All other proposals require the affirmative vote of a majority of the shares of stock present or represented and voted at the meeting.

      What is the deadline for making stockholder proposals for next year’s meeting? Stockholders who wish to present proposals at our 2004 annual meeting must submit their proposals in accordance with our bylaws and be received by us no later than December 31, 2003 in order to be:

•	considered for inclusion in the proxy statement and form of proxy relating to that meeting; and

•	considered at the meeting.

      Stockholder proposals must be delivered to us at our offices at 3965 Freedom Circle, Santa Clara, California 95054, attention: Corporate Secretary.

PROPOSALS TO BE VOTED ON

Proposal No. 1 — Election of Directors

      The nominees for election at the annual meeting are Mr. Leslie Denend and Mr. George Samenuk. Mr. Denend and Mr. Samenuk are Class II directors. If elected, Mr. Denend and Mr. Samenuk will each serve as directors until the annual meeting in 2006.

      The nominees receiving the highest number of affirmative votes of the shares shall be elected as Class II directors.

      The board of directors recommends that you vote “for” Mr. Denend and Mr. Samenuk.

Proposal No. 2 — Amendment to the 1997 Stock Incentive Plan

      We believe that stock options are an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The 1997 Stock Incentive Plan is intended to offer a significant incentive by allowing employees to purchase our common stock. With limited exceptions, options to purchase our common stock are granted under our 1997 Stock Incentive Plan at a price equal to the fair market value on the date stock options are granted. Other than in limited cases, options granted under the 1997 Stock Incentive Plan only become valuable if the price of our common stock increases over time and as the options vest.

      Currently, a maximum of 32.48 million shares may be granted under the 1997 Stock Incentive Plan. As of September 30, 2003, 25,918,319 million shares had been granted and 6,556,681 million shares remained available for grant.

      The amendment would increase the number of shares issuable under the 1997 Stock Incentive Plan by 2.0 million shares, bringing the total that may be granted under the 1997 Incentive Plan to 34.48 million shares. As of September 30, 2003, no benefits or amounts relating to the additional 2.0 million shares have been received by, or allocated to, any individuals.

      The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

      The board of directors recommends a vote “for” the amendment to the 1997 Stock Incentive Plan.

      If you would like more information about the 1997 Stock Incentive Plan, a summary of its terms is included in Appendix A to this proxy statement.

Proposal No. 3 — Amendment to the Stock Option Plan For Outside Directors

      We believe that stock options are an important factor in obtaining the knowledge and experience of outside directors, who are essential to our success. Our non-employee directors presently receive an option to purchase 45,000 shares of our common stock when they first become a director. This initial grant vests one-third each year over three years from the date of grant. Currently, each year after the initial grant, non-employee directors are entitled to receive an additional option to purchase 20,000 shares of our common stock. These subsequent grants vest in full three years from the date of grant.

      The amendment would increase the number of shares included in the initial stock option grant to non-employee directors by 5,000 to 50,000 shares of common stock and would increase the number of shares included in the subsequent annual grants by 5,000 shares to 25,000 shares of common stock.

      The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

      The board of directors recommends a vote “for” the amendment to the Stock Option Plan for Outside Directors.

      If you would like more information about the Stock Option Plan for Outside Directors, a summary of its terms is included in Appendix B to this proxy statement.

Proposal No. 4 — Amendment to the 2002 Employee Stock Purchase Plan

      We believe that providing our employees with the opportunity to purchase shares of our common stock is also an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. Our 2002 Employee Stock Purchase Plan is intended to offer a significant incentive by allowing employees to purchase our common stock. Employees are allowed to purchase our common stock under our 2002 Employee Stock Purchase Plan at a price equal to 85% of the lower of the fair market value on either the opening or closing date of the respective purchase period.

      Currently, a maximum of 2.0 million shares may be issued under our 2002 Employee Stock Purchase Plan. As of September 30, 2003, 741,597 million shares had been issued and 1,258,403 million shares remained available for issuance.

      The amendment would increase the number of shares issuable under the 2002 Employee Stock Purchase Plan by 2.0 million shares, bringing the total that may be granted under the 2002 Employee Stock Purchase Plan to 4.0 million shares.

      The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

      The board of directors recommends a vote “for” the amendment to the 2002 Employee Stock Purchase Plan.

      If you would like more information about the 2002 Employee Stock Purchase Plan, a summary of its terms is included in Appendix C to this proxy statement.

Proposal No. 5 — Ratification of Independent Public Accountants

      Our board of directors has selected PricewaterhouseCoopers LLP as independent accountants to audit our financial statements for the fiscal year ending December 31, 2003. This selection is being presented to the stockholders for ratification at the meeting. PricewaterhouseCoopers LLP has acted in this capacity since its appointment during the fiscal year ended December 31, 1991. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting in order to respond to questions from stockholders and will have the opportunity to make a statement.

Audit Fees

      Audit fees billed to us by PricewaterhouseCoopers LLP during our 2002 and 2001 fiscal years for the audit of our consolidated annual financial statements and review of the consolidated financial statements included in our quarterly reports on Form 10-Q totaled $1,566,000 and $1,593,000, respectively.

Audit Related Fees

      Fees billed to us by PricewaterhouseCoopers LLP during our 2002 and 2001 fiscal years for assurance services and services related to our audits and reviews of our consolidated financial statements which are not considered audit fees totaled $885,000 and $741,000, respectively. These fees included amounts paid for statutory audits of foreign entities, securities filings and consulting on accounting matters.

Tax Fees

      Fees billed to us by PricewaterhouseCoopers LLP during our 2002 and 2001 fiscal years for tax related services, including compliance, planning and tax advice totaled $1,192,000 and $1,405,000, respectively.

All Other Fees

      Other than as described above, no other fees were billed to us by PricewaterhouseCoopers LLP during our 2002 fiscal year. During our 2001 fiscal year, PricewaterhouseCoopers LLP billed us $303,000 for an implementation project for our ERP system.

      In October 2002, the board of directors adopted a revised audit committee charter, attached as Appendix D, which includes a requirement that the audit committee of the board of directors pre-approve the services provided by PricewaterhouseCoopers LLP, including both audit and non-audit services. The pre-approval of non-audit services by PricewaterhouseCoopers LLP includes making a determination that the provision of the services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.

      The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

      The board of directors recommends a vote “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants.

BOARD OF DIRECTORS

      We have a classified board of directors which is divided into three classes with staggered three-year terms. At each annual meeting, the term of one class expires. Pursuant to our bylaws, eight directors are authorized for our board of directors. After our annual meeting, our board of directors will consist of seven serving directors with terms expiring in the years indicated below, and one vacancy. Proxies may not be voted for a greater number of directors than the two nominees stated in this proxy statement.

      The table below shows the continuing directors and director nominees.

			Year of
			Expiration of	Director
Name	Age	Principal Occupation	Term	Since

Nominees for Class II Directors:
Leslie Denend	62	Director, Exponent, Inc., Rational Software Corp. and USAA	2006	1995
George Samenuk	48	Chairman of the Board and Chief Executive Officer, Networks Associates, Inc.	2006	2001
Continuing Class I Directors:
Liane Wilson	60	Consultant	2005	2002
Robert Bucknam	52	Senior Vice President, Cross Match Technologies, Inc.	2005	2003
Continuing Class III Directors:
Robert Dutkowsky	48	Former Chairman of the Board, President and Chief Executive Officer, JD Edwards and Company	2004	2001
Denis O’Leary	47	Private Investor	2004	2003
Robert Pangia	51	Partner, Ivy Capital Partners, LLC	2004	2001

Biographies

      Leslie Denend has been a director of the company since June 1995. From December 1997 to April 1998, Mr. Denend was president of the company. From June 1993 to December 1997, Mr. Denend was chief executive officer and president of Network General Corporation. From February 1993 to June 1993, Mr. Denend was senior vice president of Network General Corporation. Mr. Denend serves as a director of Exponent, Inc, Rational Software Corp. and United Services Automobile Association (USAA).

      George Samenuk has served as our chief executive officer since January 2001 and was also appointed a director at that time. In April 2001, Mr. Samenuk was named chairman of the board of directors. From January 2000 to January 2001, Mr. Samenuk served as president and chief executive officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as general manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was general manager, ASEAN/ South Asia at IBM Corporation. From January 2001 to September 2002, Mr. Samenuk served as a director of McAfee.com Corporation, including serving as the chairman of its board from March 2001 until September 2002, when we purchased the minority interest in McAfee.com Corporation and merged it into us.

      Liane Wilson has been a director of the company since April 2002. Since March 2001, Ms. Wilson has been self-employed as a consultant. From June 1999 to March 2001, Ms. Wilson served as vice chairman of Washington Mutual, Inc. From February 1985 to March 2001, Ms. Wilson held a number of other senior level positions with Washington Mutual, including executive vice president for corporate operations and administration and senior vice president of information systems. During her tenure at Washington Mutual, she was responsible for corporate technology and integration activities relating to mergers and acquisitions.

      Robert Bucknam has been a director of the company since May 2003. Since April 2002, Mr. Bucknam has served as senior vice president of federal and international affairs with Cross Match Technologies, Inc., a fingerprint identification provider. From 1993 to June 2001, Mr. Bucknam was the chief of staff of the Federal Bureau of Investigation. Prior to joining the FBI, Mr. Bucknam served as deputy assistant attorney general with the US Department of Justice and as deputy chief of the US Attorney’s office in the Southern District of New York.

      Robert Dutkowsky has been a director of the company since April 2001. From January 2002 to July 2003 Mr. Dutkowsky served as president and CEO of J.D. Edwards & Company, and also served as the chairman of its board of directors from March 2002 until its acquisition by PeopleSoft, Inc. in July 2003. From October 2001 to January 2002, Mr. Dutkowsky served as president of the assembly test division of Teradyne, Inc. From April 2000 to October 2001, Mr. Dutkowsky served as president and chief executive officer of GenRad Inc., which was acquired by Teradyne, Inc. in October 2001. From September 1999 to April 2000, Mr. Dutkowsky served as executive vice president, Markets and Channels of EMC Corporation. From September 1997 to September 1999, Mr. Dutkowsky served as president of Data General, a division of EMC. Prior to joining EMC, Mr. Dutkowsky spent 20 years with IBM Corporation in a series of sales, marketing and senior management roles.

      Denis O’Leary has been a director of the company since July 2003. From May 1993 to February 2003, Mr. O’Leary was executive vice president of J.P. Morgan Chase having joined the bank in June 1978. During his career at J.P. Morgan Chase & Co. Mr. O’Leary held a number of senior positions including director of finance, chief information officer, and head of retail branch banking.

      Robert Pangia has been a director of the company since April 2001. Since February 2003 Mr. Pangia has been a partner with Ivy Capital Partners, LLC, a private equity fund. Prior to February 2003 Mr. Pangia was self-employed as a consultant. From April 1987 to December 1996, Mr. Pangia held a number of senior level management positions at PaineWebber Incorporated, including director of Investment Banking. Mr. Pangia currently serves on the board of directors of ICOS Corporation and IDEC Pharmaceuticals Corporation.

Meetings of the Board of Directors

      During 2002, the board of directors held 14 meetings. Each director attended at least 75% of all board and applicable committee meetings during 2002.

      The Audit Committee reviews, acts and reports to our board of directors on various auditing and accounting matters, including the appointment of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the approval of services to be performed by our independent accountants, the performance of our independent accountants and our accounting practices. The audit committee held 6 meetings during 2002. Mr. Dutkowsky, Ms. Wilson and Mr. Pangia are members of our audit committee. Ms. Wilson and Mr. Dutkowsky joined the audit committee in 2002.

      The audit committee has adopted a written charter which is attached as Appendix D to this Proxy Statement. Each member of our audit committee is “independent” as defined under the New York Stock Exchange corporate governance standards.

      The Compensation Committee reviews and approves executive salary levels and stock option grants. The compensation committee held 4 meetings during 2002. Mr. Dutkowsky, Mr. O’Leary and Mr. Pangia are members of our compensation committee. Ms. Wilson and Mr. Pangia joined our compensation committee in 2002. In July 2003, Ms. Wilson resigned from the compensation committee and Mr. O’Leary joined the compensation committee.

      The Governance and Nominations Committee of the board was established in April 2003. This committee addresses issues relating to the board and board committees, including identifying prospective director nominees, developing and recommending governance principles applicable to the company, overseeing the evaluation of the board of directors and management and recommending nominees for the board committees. Mr. Bucknam, Mr. O’Leary and Ms. Wilson are members of our governance and nominations committee.

Compensation of Directors

      Directors fees, paid only to directors who are not employees, are as follows:

•	$40,000 annual retainer, payable in quarterly installments (an additional $10,000 annual retainer, payable in quarterly installments, is paid to the chairpersons of our board committees),

•	$1,500 for each board meeting attended,

•	$1,500 for each board committee meeting attended,

•	expenses of attending board and committee meetings, and

•	medical insurance benefits for directors and their families.

      Under our current Stock Option Plan for Outside Directors and without giving effect to the proposed amendment, non-employee directors are automatically granted an option to purchase 45,000 shares of our common stock when they first become a director. Each year after the initial grant, and without giving effect to the proposed amendment, they are entitled to receive an additional option grant to purchase up to 20,000 shares of our common stock. All options under this plan are granted at the fair market value on the date of grant. The initial grant vests one-third each year over three years from the date of grant. The subsequent grants vest in full three years from the date of grant. All options granted under this plan become fully exercisable in the event of certain mergers, sales of assets or sales of the majority of our voting stock.

      Our employee directors are eligible to receive options and be issued shares of common stock directly under the 1997 Stock Incentive Plan and are eligible to participate in our 2002 Employee Stock Purchase Plan and, if an executive officer, to participate in the Executive Bonus Plan.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table shows as of September 30, 2003, the number of shares of our common stock owned by (i) the chief executive officer, (ii) each of the four other most highly compensated executive officers during fiscal 2002, (iii) each of our current directors and nominees, and (iv) each stockholder known by us as of that date to be the beneficial owner of more than 5% of our common stock.

	Number of		Percent of
	Shares	Right to	Outstanding
Name and Address of Beneficial Owners	Owned(1)	Acquire(2)	Shares(3)

George Samenuk(4)	253,000	900,000	*
Robert Bucknam	—	—	*
Leslie Denend	6,297	41,875	*
Robert Dutkowsky	50	25,000	*
Denis O’Leary	—	—	*
Robert Pangia	—	25,000	*
Liane Wilson	—	15,000	*
Gene Hodges	2,397 (5)	402,022	*
Arthur Matin(7)	—	540,625	*
Stephen Richards(8)	1,176	595,833	*
Kent Roberts	—	186,822	*
FMR Corp.(9)	18,542,545	—	11.6%
82 Devonshire St., Boston, MA 02109
Massachusetts Financial Services Company(10)	20,841,470	—	13.0%
500 Boylston St., Boston, MA 02116
All current executive officers and directors as a group (12 persons)	262,920	2,799,885	1.7%

*	Less than 1%.

(1)	Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. Generally, however, shares owned directly, plus those controlled (e.g., owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises.

(2)	Consists of options that are currently exercisable or will become exercisable within 60 days of September, 2003.

(3)	Based upon 160,329,178 shares outstanding as of September 30, 2003.

(4)	Of the 900,000 options held by Mr. Samenuk that are exercisable within 60 days of September 30, 2003, 400,000 of such options are immediately exercisable and subject to a right of repurchase (vesting 25,000 shares per month). If Mr. Samenuk exercises stock options with respect to unvested shares, we have repurchase rights with respect to those unvested shares.

(5)	All of the shares are held by Mr. Hodges’ spouse and were acquired pursuant to the Company’s employee stock purchase plan.

(6)	Includes 19,661 stock options held by Mr. Hodges’ spouse that are exercisable or that will become exercisable within 60 days of September 30, 2003.

(7)	Of the 540,625 options held by Mr. Matin that are exercisable within 60 days of September 30, 2003, 264,417 of such options are immediately exercisable and subject to a right of repurchase (vesting approximately 10,417 shares per month). If Mr. Matin exercises stock options with respect to unvested shares, we have repurchase rights with respect to those unvested shares.

(8)	Of the 595,833 options held by Mr. Richards that are exercisable within 60 days of September 30, 2003, 237,500 of such options are immediately exercisable and subject to a right of repurchase (vesting

12,500 shares per month). If Mr. Richards exercises stock options with respect to unvested shares, we have repurchase rights with respect to those unvested shares.

(9)	According to amended Schedule 13G filed on February 14, 2003. FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and certain subsidiaries of FMR Corp. may be deemed to be members of a “group” as such term is defined in the rules promulgated by the SEC. FMR Corp. is the beneficial holder of our common stock as a result of the investment-related activities of certain subsidiaries of FMR Corp. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B Shares of common stock of FMR Corp., representing approximately 49% of its voting power. Mr. Johnson 3d, the chairman of FMR Corp., owns 12.0% of the aggregate outstanding voting stock of FMR Corp. and Ms. Johnson, a director of FMR Corp., owns 24.5% of the aggregate outstanding voting stock of FMR Corp. The number of shares of our common stock owned by the group at December 31, 2002 included 68,898 shares of common stock resulting from the assumed conversion of $1,245,000 principal amount of our 5.25% convertible subordinated notes due 2006.

(10)	According to Schedule 13G filed May 28, 2003 by Massachusetts Financial Services Company (“MFS”). MFS is the beneficial holder of 20,841,470 shares of our common stock, of which shares are also beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole dispositive power over 20,841,470 shares and has sole voting power with respect to 19,977,730 shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      During 2002, the compensation committee of the board of directors consisted of Ms. Wilson, Mr. Dutkowsky and Mr. Pangia. Ms. Virginia Gemmell and Mr. Edwin Harper also served on the compensation committee until their terms as directors ended in May 2002. In July 2003, Ms. Wilson resigned from the compensation committee and Mr. O’Leary joined the compensation committee. The members of our compensation committee have not served as our employees or officers. The compensation committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan and the 1997 Stock Incentive Plan. In addition, the compensation committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

Compensation Policies

      Our compensation policy is designed to enable us to attract, retain and reward executive officers who are likely to contribute to our long-term success. The compensation committee also believes that a strong correlation should exist between executive compensation, business objectives and our overall performance.

      In preparing the performance graph for this proxy statement, we have selected the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index (“CRSP Index”). The companies which we use for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with us for executive talent or because compensation information was not available.

Components of Compensation

      There are three components of our executive compensation program that are intended to attract and retain executive officers and to motivate them to improve our financial position and to create value for our shareholders.

Salary

      We strive to offer salaries to our executive officers that are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual’s contribution to us and changes in salary levels offered by comparable companies. In determining executive officers’ salaries, the compensation committee considers information provided by our chief executive officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources.

Bonuses

      Awards under our Executive Bonus Plan for 2002 were contingent upon us achieving certain performance goals established by the board of directors. For executive officers other than the chief executive officer, awards were also contingent on the achievement of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the compensation committee and are specifically weighted for identified financial, management, strategic and operational goals. The compensation committee reviews performance against the goals and approves payment of the bonuses. In 2002, bonuses awarded under the plan to Mr. Samenuk, our chief executive officer, totaled $900,000. The bonus received by Mr. Samenuk under the plan was 49% of his total cash compensation. Bonuses awarded under the plan in 2002 to other executive officers represented between 22% and 57% of their total cash compensation.

Equity Incentives

      The compensation committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of our stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the compensation committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to our performance, giving primary weight to the officer’s position and his expected future contributions. In addition, we compare the stock ownership and options held by each officer with the other officers’ equity positions and the officer’s experience and value to us.

Compensation of the Chief Executive Officer

      George Samenuk’s annual base salary for 2002 was $720,000. Mr. Samenuk was paid a performance-based bonus of $900,000, in addition to the remaining $200,000 of Mr. Samenuk’s $800,000 sign-on bonus granted in 2001. Mr. Samenuk’s annual base salary for 2003 is $720,000. Also in 2003, Mr. Samenuk is eligible for an on-target bonus of $1,000,000, this includes an additional bonus of $600,000 payable upon the attainment of certain agreed upon objectives.

      The chief executive officer evaluates the performance of all other executive officers on an annual basis and recommends salary adjustments, which are subject to review and approval by the compensation committee. Performance evaluations for individual executive officers are based on predetermined individual goals proposed by management and approved by the compensation committee.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits deductions, for federal income tax purposes, of certain executive compensation exceeding $1,000,000 for any executive officer in any year. Our 1997 Stock Incentive Plan enables compensation recognized in connection with the exercise of options to qualify as an exception to the deduction limit. The compensation committee will continue to evaluate the issues relating to executive compensation and will take appropriate action where necessary. The compensation committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws, where possible.

COMPENSATION COMMITTEE

Robert Dutkowsky, Chair
Denis O’Leary
Robert Pangia

AUDIT COMMITTEE REPORT

      During 2002, the audit committee consisted of three independent directors. Ms. Virginia Gemmell and Mr. Edwin Harper served on the audit committee until their terms as directors ended in May 2002 when they were replaced by Mr. Robert Dutkowsky and Ms. Liane Wilson. In connection with the audited consolidated financial statements contained in our 2002 Annual Report on Form 10-K, the audit committee:

•	reviewed the audited consolidated financial statements with our management and PricewaterhouseCoopers LLP (PwC), our independent public accountants;

•	discussed with PwC the materials required to be discussed by Statement of Auditing Standard 61, or SAS 61;

•	reviewed the written disclosures and the letter from PwC required by Independent Standards Board No. 1, Independence Discussions with Audit Committees;

•	discussed with representatives of PwC the accounting firm’s independence from us and management;

•	considered whether the provision by PwC of non-audit services is compatible with maintaining PwC’s independence; and

•	based on the foregoing review and discussion, recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 for filing by the company with the SEC.

AUDIT COMMITTEE

Robert Pangia, Chair
Robert Dutkowsky
Liane Wilson

COMPARISON OF STOCKHOLDER RETURN

      The following graph shows a five-year comparison of cumulative total returns for our common stock, the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Total Return Industry Index for NASDAQ Computer & Data Processing Services Stocks, each of which assumes an initial value of $100 and reinvestment of dividends. The information presented in the graph and table is as of the end of each fiscal year ended December 31.

Comparison of Five Year Cumulative Total Return

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

Networks Associates, Inc.	100.0	187.9	75.7	11.9	73.3	45.6
NASDAQ Stock Market (US)	100.0	141.0	261.5	157.8	125.2	86.6
NASDAQ Computer & Data Processing Stocks (US & Foreign)	100.0	178.4	392.4	180.6	145.5	100.3

      Pursuant to the SEC’s proxy rules, the Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph are not deemed filed with the SEC and are not deemed incorporated by reference into any filings with the SEC. Performance for 2002 reflects a December 31, 2002 closing market price on the New York Stock Exchange of $16.09.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “exchange act”), requires the company’s officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, to file certain reports of ownership with the SEC. Such officers, directors and stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. All reports required to be filed during fiscal year 2002 pursuant to Section 16(a) of the exchange act by directors, executive officers and 10% beneficial owners were filed on timely basis, except as follows: Mr. George Samenuk’s option exercise for 3,000 shares in January 2002 was not reported in a timely manner to the SEC, Mr. Arthur Matin’s option grant of 150,000 shares in October 2002 was not reported to the SEC in a timely manner, Mr. Stephen Richards sale of 25,000 shares in May 2002 was not reported to the SEC in a timely manner and Ms. Virginia Gemmell’s option exercise and sale of 1,250 shares in January 2002 was not reported to the SEC in a timely manner.

EXECUTIVE COMPENSATION AND OTHER MATTERS

      The following table summarizes the compensation paid to our chief executive officer and our four other most highly compensated executive officers as of December 31, 2002, based on salary and bonus figures.

SUMMARY COMPENSATION TABLE

			Annual Compensation
								Securities
						Other Annual		Underlying	All Other
Name and Principal Position	Age	Year	Salary(1)		Bonus(2)	Compensation		Options(#)	Compensation

George Samenuk	48	2002	$720,000		$900,000	$97,759	(3)	470,000	$237,957	(4)
Chairman of the Board and		2001	$714,922	(5)	$540,000	$1,971,000	(6)	1,600,000	$696,428	(7)
Chief Executive Officer
Stephen Richards	49	2002	$349,999		$455,000	—		100,000	$810	(8)
Chief Operating Officer		2001	$259,807	(9)	$175,000	$299,500	(10)	650,000	$608	(8)
and Chief Financial Officer
Gene Hodges	52	2002	$375,000		$445,312	—		—	$5,242	(11)
President		2001	$290,000		$108,596	—		600,000	$1,242	(8)
		2000	$205,295		$58,527	—		—	$643	(8)
Arthur Matin	47	2002	$400,000		$249,062	—		150,000	$500,810	(12)
President, McAfee Security		2001	$53,077	(13)	—	$1,894,000	(14)	600,000	$68	(8)
Kent Roberts	46	2002	$282,765		$164,375	—		100,000	$4,810	(15)
Executive Vice President		2001	$229,166		$99,147	—		150,000	$4,735	(16)
and General Counsel		2000	$153,529		$46,500	—		30,000	$3,681	(17)

(1)	Salary includes amounts deferred under our 401(k) Plan.

(2)	Bonus amounts for 2002 include amounts paid in January 2003 but earned in 2002.

(3)	Includes $81,540 which represents the difference between the market price of our common stock and the exercise price on Mr. Samenuk’s 3,000 share option on January 15, 2002, the date of exercise, multiplied by the number of shares exercised, and $16,219 which represents the incremental costs associated with Mr. Samenuk’s personal use of a corporate aircraft in which the Company owns a fractional interest, net of the voluntary reimbursement by Mr. Samenuk to the Company based on applicable IRS regulations for such travel.

(4)	Includes the payment of $200,000 of Mr. Samenuk’s $800,000 sign-on bonus awarded in 2001. Also includes relocation expenses of $5,545, group term life insurance coverage of $810, supplemental company paid life insurance of $27,602 and $4,000 of 401(k) contributions made by us.

(5)	Mr. Samenuk joined us on January 3, 2001. Mr. Samenuk’s 2001 earnings reflect an annual salary of $720,000.

(6)	Represents the difference between the market price of our common stock and the exercise price of Mr. Samenuk’s 400,000 share option on January 3, 2001, the date of exercise, multiplied by the shares exercised.

(7)	Includes the payment of $600,000 of Mr. Samenuk’s $800,000 sign-on bonus with the balance paid in 2002. Also includes relocation benefits of $95,618 and group term life insurance coverage of $810.

(8)	Includes group term life insurance coverage.

(9)	Mr. Richards joined us on April 4, 2001. Mr. Richards’ 2001 earnings reflect an annual base salary of $350,000.

(10)	Represents the difference between the market price of our common stock and the exercise price of Mr. Richards’ 50,000 share option on April 4, 2001, the date of exercise, multiplied by the shares exercised.

(11)	Includes group term life insurance coverage of $1,242 and $4,000 of 401(k) contributions made by us.

(12)	Includes payment of Mr. Matin’s $500,000 sign-on bonus in 2002, and also includes group term life insurance coverage of $810.

(13)	Mr. Matin joined us on October 30, 2001. Mr. Matin’s 2001 earnings reflect an annual base salary of $400,000.

(14)	Represents the difference between the market price of our common stock and the exercise price of Mr. Matin’s 100,000 share option on October 30, 2001, the date of exercise, multiplied by the shares exercised.

(15)	Includes group term life insurance coverage of $810 and $4,000 of 401(k) contributions made by us.

(16)	Includes group term life insurance coverage of $735 and $4,000 of 401(k) contributions made by us.

(17)	Includes group term life insurance coverage of $306 and $3,375 of 401(k) contributions made by us.

      Mr. Raymond Smets joined us on October 28, 2002 as the president of our Sniffer Technologies group. In 2002, Mr. Smets received $63,717 in salary (reflecting an annual base salary of $350,000), $112,500 in bonus (including a $50,000 sign-on bonus) and $81 of group term life insurance. Mr. Smets also received 250,000 options for shares of our common stock.

      Mr. Srivats Sampath served as the chief executive officer of McAfee.com until September 2002 when we acquired the minority interest in McAfee.com and merged McAfee.com into us. In 2002, McAfee.com paid Mr. Sampath $300,093 in salary, $123,562 in bonus, $350,000 as severance under his change in control agreement, $4,000 of 401(k) contributions made by McAfee.com and $405 of group term life insurance.

Biographies

      Stephen Richards has served as our executive vice president and chief financial officer since April 2001. In November 2001, Mr. Richards was also named chief operating officer. From April 1996 to August 2000, Mr. Richards served in several senior level executive positions with E*Trade Group, Inc., including chief financial officer. From October 1984 to March 1996, Mr. Richards served as managing director and chief financial officer of the Correspondent Clearing Division of Bear Stearns. He has also held management positions with A.G. Becker Paribas, Jefferies Group, Inc. and Coopers & Lybrand LLP. From April 2001 to September 2002 Mr. Richards served as a director of McAfee.com Corporation until September 2002, when we purchased the minority interest in McAfee.com Corporation and merged it into us. Mr. Richards is a director of TradeStation Group and serves on the Board of Governors of the Pacific Stock Exchange.

      Gene Hodges has served as our president since October 2001. Mr. Hodges served as president of the McAfee product group from January 2000 to October 2001, and from August 1998 to January 2000, he served as vice president of security marketing. Mr. Hodges joined Network Associates in 1995 and served in numerous other management positions with the company. Prior to joining Network Associates, Mr. Hodges was vice president of Marketing for a wireless data startup and managed the Office Information Systems business unit for Digital Equipment Corporation.

      Arthur Matin has served as president of our McAfee Security group since October 2001. From May 2000 to October 2001, Mr. Matin was senior vice president of worldwide sales and marketing at CrossWorlds Software Inc. From January 2000 to May 2000, Mr. Matin served as senior vice president of worldwide sales for CrossWorlds. From January 1999 to January 2000, Mr. Matin served as vice president of the industrial sector at IBM. From 1980 to 1999, Mr. Matin held various other management positions at IBM, including general manager, Industries, Asia Pacific, general manager, Product Management, Asia Pacific and vice president of Sales, Manufacturing Industry.

      Kent Roberts has served as one of our executive vice presidents since July 2001 and as general counsel and secretary since January 2001. Mr. Roberts served as vice president of legal affairs from February 2000 to July 2001. From May 1998 to February 2000, Mr. Roberts served as director of legal affairs for the company. Prior to May 1998 Mr. Roberts practiced law in Dallas, Texas representing among other clients McAfee Associates, Inc., the predecessor of Network Associates.

      Raymond Smets has served as president of our Sniffer Technologies group since October 2002. From January 2001 to October 2002, Mr. Smets served as vice president of network transformation and a corporate officer at BellSouth Corporation. From January 1998 to December 2000 Mr. Smets served as president of

BellSouth Corporation’s Internet business unit BellSouth.net. From 1986 to December 1997 Mr. Smets held various other management positions at BellSouth Corporation and its subsidiaries, including severing as president of BellSouth Applied Technologies.

      Our executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers.

      This table shows stock option grants made by Network Associates to our chief executive officer and our four other most highly compensated executive officers during the year ended December 31, 2002:

OPTION GRANTS IN 2002

	Individual Grants

	Number of	% of Total				Potential Realizable Value at Assumed
	Securities	Options		Market Price		Annual Rates of Stock Appreciation for
	Underlying	Granted	Exercise	on Date		Option Terms(3)
	Options Granted	to Employees	Price	of Grant	Expiration
Name	(#)(1)	in Fiscal Year	($/SH)(2)	($/SH)	Date	0%	5%	10%

George Samenuk	420,000	4.22%	25.43	25.43	1/16/12	$—	$6,716,971	$17,022,126
	47,000	.47%	0.01	27.19	1/15/12	$1,277,460	$2,081,143	$3,314,151
	3,000	.03%	0.01	27.19	1/15/12	$81,540	$132,839	$211,542
Stephen Richards	100,000	1.00%	25.43	25.43	1/15/12	$—	$1,599,279	$4,052,887
Gene Hodges	—	—	—	—	—	$—	$—	$—
Arthur Matin	150,000	1.51%	8.45	8.45	10/8/12	$—	$797,124	$2,020,069
Kent Roberts	100,000	1.00%	16.29	16.29	5/6/12	$—	$1,024,469	$2,596,206

*	Less than 1%

(1)	Except as noted below, all of the above options for Network Associates’ common stock granted in 2002 vest at the rate of one-fourth (or 25%) one year from the date of grant and 1/36th per month for the remaining 36 months of the vesting period. Mr. Samenuk’s option for 3,000 shares was fully vested upon grant. Mr. Samenuk’s option for 47,000 shares will vest in full on January 15, 2005. Under the 1997 Stock Incentive Plan, the board of directors is allowed to modify the terms of outstanding options. The exercisability of options may be accelerated upon a change in control. Options are cancelled on an optionee’s termination of employment under certain specified circumstances.

(2)	Other than options granted with exercise prices of $0.01 per share, all options were granted at an exercise price equal to the fair market value of the common stock on the date of grant.

(3)	These columns present hypothetical future values that might be realized on exercise of the options, less the exercise price. These values assume that the market price of our stock appreciates at a zero, five and ten percent compound annual rate over the term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the SEC’s proxy rules and do not necessarily reflect management’s assessment of our future stock price performance. The potential realizable values presented are not intended to indicate the value of the options. For options granted with an exercise price below the market price on the date of grant, the potential realizable values in the zero percent appreciation column reflect the difference between the option exercise price and the market price on the date of grant.

      The following table shows stock option exercises and the value of unexercised stock options held by our chief executive officer and our four other most highly compensated executive officers during the year ended December 31, 2002:

AGGREGATE OPTION EXERCISES IN 2002
AND YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at 12/31/01(#)		12/31/02(1)
	Acquired on	Value
Name	Exercise(#)	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

George Samenuk(3)	303,000	$6,626,290	900,000	467,000	$10,035,000	$755,760
Stephen Richards(4)	—	$—	600,000	100,000	$6,054,000	$—
Gene Hodges(5)	172,846	$3,334,038	223,193	390,418	$997,817	$1,969,820
Arthur Matin(6)	—	$—	500,000	150,000	$—	$1,146,000
Kent Roberts(7)	25,676	$390,145	103,488	198,336	$675,319	$800,601

(1)	Calculated by taking the closing market price on December 31, 2002, of $16.09, less the exercise price, multiplied by the number of options exercisable or unexercisable. The amounts in these columns may not represent amounts actually realized by these executive officers.

(2)	Calculated by taking the market price on the date of exercise, less the exercise price, multiplied by the number of options exercised.

(3)	1.2 million options were issued to Mr. Samenuk on January 3, 2001 and are immediately exercisable. 25% of these shares vested on January 3, 2002, the first anniversary of Mr. Samenuk’s employment commencement, and the remaining shares vest at a rate of 1/36th per month for the remaining 36 months of the vesting period. If Mr. Samenuk exercises these stock options with respect to the unvested shares, we have repurchase rights with respect to those unvested shares.

(4)	Mr. Richards holds 600,000 options that are immediately exercisable. 25% of the shares vested on April 4, 2002, the first anniversary of Mr. Richards’ employment commencement and the remaining shares vest at a rate of 1/36th per month for the remaining 36 months of the vesting period. If Mr. Richards exercises these stock options with respect to the unvested shares, we have repurchase rights with respect to those unvested shares.

(5)	In 2002, Mr. Hodges exercised options for 1,688 shares of McAfee.com. In connection with this exercise Mr. Hodges realized $31,971. These amounts are not included above.

(6)	Mr. Matin holds 500,000 options that are immediately exercisable. 25% of these shares vested on October 30, 2002, the first anniversary of Mr. Matin’s employment commencement and the remaining shares vest at a rate of 1/36th per month for the remaining 36 months of the vesting period. If Mr. Matin exercises the stock options with respect to the unvested shares, we have repurchase rights with respect to those unvested shares.

(7)	In 2002, Mr. Roberts exercised options for 1,500 shares of McAfee.com. In connection with this exercise Mr. Roberts realized $15,380. These amounts are not included above.

Employment and Change in Control Arrangements

      George Samenuk entered into an agreement with us dated January 2, 2001 which was amended and restated on October 9, 2001, which provides for his at will employment as our chief executive officer. This agreement also provides that if Mr. Samenuk is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of additional vesting for his initial stock option grant and restricted stock grant, (ii) 24 months of severance payments based on twice Mr. Samenuk’s base salary and targeted bonus, (iii) any unpaid amount of Mr. Samenuk’s sign-on bonus, and (iv) continued health and other welfare and fringe benefits through the earlier of (x) 18 months from termination or (y) until Mr. Samenuk is covered by similar plans by a new employer. If Mr. Samenuk is terminated other than for cause, or resigns with good reason after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, Mr. Samenuk will be entitled to all of the severance benefits noted above, all of his stock options will become fully vested and any repurchase rights on his shares of restricted stock will lapse.

      Stephen Richards entered into an agreement with us dated April 3, 2001, which provides for his at will employment as our chief financial officer. The agreement also provides that if Mr. Richards is actually or constructively terminated other than for cause he will be entitled to severance benefits equal to twelve months of base salary and targeted bonus, plus twelve months of accelerated vesting on all stock options. If Mr. Richards is actually or constructively terminated other than for cause, after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iii) the sale of substantially all of our assets, Mr. Richards will be entitled to the severance noted above, all of his stock options will become fully vested, and he will be provided with continued health care coverage through the earlier of twelve months from termination or until he is covered by similar plans by a new employer.

      Gene Hodges entered into an agreement with us dated December 3, 2001, which provides for his at will employment as our president. This agreement provides that if Mr. Hodges is terminated for any reason, he shall be entitled to a pro rata targeted bonus if the relevant goals for the quarter are met, in addition to his accrued salary and vacation pay. If Mr. Hodges is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of severance payments based on Mr. Hodges’ base salary and one-third of his targeted bonus, (ii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Hodges is covered by similar plans by a new employer and (iii) all of Mr. Hodges’ shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares of restricted stock will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party, or (iv) the sale of substantially all of our assets, all of Mr. Hodges’ shares of restricted stock, if any, and all stock options held by him will become fully vested and, if applicable, any repurchase rights on his shares of restricted stock will lapse. Under this agreement, we will indemnify Mr. Hodges for any parachute tax payments that arise pursuant to the agreement.

      Arthur Matin entered into an agreement with us dated October 30, 2001, which provides for his at will employment as the president of our McAfee product group. This agreement also provides that if Mr. Matin is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of additional vesting for stock options, (ii) twelve months of severance payments based on Mr. Matin’s base salary and targeted bonus and (iii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Matin is covered by similar plans by a new employer. If Mr. Matin is terminated other than for cause, or resigns with good reason after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, Mr. Matin will be entitled to all of the severance benefits noted above and all of his stock options will become fully vested.

      Kent Roberts entered into an agreement with us dated October 9, 2001, which provides for his at will employment as our executive vice president and general counsel. This agreement also provides that if Mr. Roberts is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of severance payments based on Mr. Roberts’ base salary and one-third of his targeted bonus, (ii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Roberts is covered by similar plans by a new employer and (iii) all of Mr. Roberts’ shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Roberts’ shares of restricted stock, if any, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapses. Under this agreement, we will indemnify Mr. Roberts for any parachute tax payments that arise pursuant to the agreement.

      Raymond Smets entered into an agreement with us dated October 7, 2002, which provides for his at will employment as the president of our Sniffer Technologies group. This agreement also provides that if Mr. Smets is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) six months of severance payments based on Mr. Smets’ base salary and one-third of his targeted bonus, and (ii) continued health and other welfare and fringe benefits through the earlier of (x) six months from termination or (y) until Mr. Smets is covered by similar plans by a new employer. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Smets’ shares of restricted stock, if any, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapses. Under this agreement, we will indemnify Mr. Smets for any parachute tax payments that arise pursuant to the agreement.

Indebtedness of Management

      Under the terms of Mr. Samenuk’s employment agreement, we agreed to loan Mr. Samenuk the funds necessary to pay the taxes due on each vesting date for the 400,000 shares of stock subject to vesting granted to Mr. Samenuk on January 3, 2001. We also agreed to loan Mr. Samenuk the funds necessary to pay the taxes due on the 3,000 shares of stock granted to Mr. Samenuk on January 15, 2002. In accordance with the provisions of the Sarbanes-Oxley Act of 2002, no additional loans were made to Mr. Samenuk after July 30, 2002. In 2001 and 2002 we extended a total of 5 separate loans to Mr. Samenuk in an aggregate amount of $1,079,028. Each loan had a two-year maturity and bore interest at the applicable federal rate. The loans were full recourse and secured by Mr. Samenuk’s 400,000 shares of stock subject to vesting and 3,000 shares of stock. The last remaining loan was fully repaid in October 2003.

      Under the terms of Mr. Matin’s employment agreement, we agreed to loan Mr. Matin the funds necessary to pay the taxes due upon the exercise of his 100,000 share option grant. In 2001, we extended a $864,413 loan to Mr. Matin. This loan had a two-year maturity and bore interest at the applicable federal rate. The loan was full recourse and secured by Mr. Matin’s 100,000 shares. The loan was fully repaid in June 2002.

Certain Transactions

      During 2002, Ms. Amanda Hodges, the wife of our president, Gene Hodges, was employed by us as senior director of North American human resources. Ms. Hodges was paid an aggregate salary of $137,499 and a discretionary bonus of $31,750 for her services during the year. During 2002, Ms. Hodges also received option grants totaling 12,500 shares.

Officers and Directors Insurance

      We maintain an insurance policy covering officers and directors to cover any claims made against them for wrongful acts that they may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

Equity Compensation Plans

      Set forth below are the number of options, the weighted average per share exercise price of such options and the number of shares remaining available for issuance under all of our equity compensation plans as of December 31, 2002.

			Number of Securities
			Remaining Available
	Number of Securities		for Future Issuance
	to Be Issued Upon	Weighted-Average	(excluding securities
	Exercise of	Exercise Price of	reflected in first
Plan Category	Outstanding Options	Outstanding Options	column)

Plans approved by stockholders	19,972,178	$16.10	9,451,890
Plans not approved by stockholders	8,324,713	$12.72	1,702,284

      Set forth below are descriptions of our equity compensation plans that have not been approved by stockholders.

2000 Nonstatutory Stock Option Plan

      In January 2000, the board of directors approved the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”). The 2000 Plan provides for the grant of nonqualified stock options to employees, consultants and in certain cases, officers and directors. The plan administrator determines the exercise price of options granted under the 2000 Plan and when such options may be exercised. The 2000 Plan provides that vested options may be exercised for 3 months after termination of employment other than due to death or disability and for 1 year after termination of employment as a result of death or disability. The 2000 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 2000 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made for options to be assumed or substituted for by the successor corporation. There are 11,500,000 shares of common stock reserved under the 2000 Plan, and 1,252,148 shares remained for future issuance as of December 31, 2002.

1999 Nonstatutory Stock Plan

      In May 1999, the board of directors approved the 1999 Nonstatutory Stock Plan (the “1999 Plan”). The 1999 Plan provides for the grant of nonqualified stock options to employees, officers, directors and consultants at exercises prices determined by the plan administrator. The plan administrator determines the exercise price of options granted under the 1999 Plan and when such options may be exercised. The 1999 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 1999 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made for options to be assumed or substituted for by the successor corporation. There are 1,000,000 shares of common stock reserved under the 1999 Plan, and 450,136 shares remained for future issuance as of December 31, 2002.

1997 Non-Officer Stock Plan

      In January 1997, the board of directors approved the 1997 Non-Officer Stock Plan (the “1997 Non-Officer Plan”). The 1997 Non-Officer Plan provides for the grant of nonqualified nonstatutory stock options to employees and consultants who are not officers of the company at exercise prices determined by the committee administering the plan, but in no event less than 85% of the fair market value of the common stock on the date of the grants. Each stock option agreement entered into under the 1997 Non-Officer Plan shall specify the exercise price, the date on which all or any installment of the option is to become exercisable and the term of the option. The 1997 Non-Officer Plan permits options to be exercised with cash or cash equivalents, certain other shares of common stock, promissory notes (provided, however, that the par value of the shares being purchased shall be paid in cash) and waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 1997 Non-Officer Plan provides that the committee administering the plan may determine, at the time of granting an option or thereafter, that all or part of such option shall fully vest and become exercisable. There are 2,000,000 shares of common stock reserved under the 1997 Non-Officer Plan and there are no shares available for issuance under this plan.

OTHER INFORMATION

      We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

      A copy of our 2002 Annual Report on Form 10-K may be obtained without charge by calling or writing the Corporate Secretary at our corporate headquarters.

By order of the Board of Directors,

Kent H. Roberts
Secretary
November 13, 2003

APPENDIX A

SUMMARY OF THE 1997 STOCK INCENTIVE PLAN

      The key provisions of the Incentive Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Incentive Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the company’s principal executive office at 3965 Freedom Circle, Santa Clara, CA 95054.

      Administration and Eligibility. The Compensation Committee administers the Incentive Plan. Employees, non-employee directors and consultants of the company are eligible to participate in the Incentive Plan, although incentive stock options may be granted only to employees. As of September 30, approximately 3,683 employees and consultants would have been eligible to participate in the Incentive Plan.

      Form of Awards. Awards under the Incentive Plan may take the form of options to acquire common stock of the company, stock appreciation rights (“SARs”), restricted shares or stock units, or any combination of these. No payment is required upon the grant of an award, except for the payment of the par value of any Restricted Stock awarded.

      Options may include nonstatutory stock options (“NSOs”) as well as incentive stock options (“ISOs”) intended to qualify for special tax treatment. The term of an option cannot exceed 10 years. The exercise price of an ISO must be equal to or greater than the fair market value of the common stock on the date of grant, while the exercise price of an NSO must be equal to or greater than 85% of fair market value. As of September 30, 2003, the closing price of the company’s common stock on the New York Stock Exchange was $13.76 per share.

      The exercise price of an option may be paid in any legal form permitted by the Compensation Committee, including:

•	a full-recourse promissory note (except as would be prohibited by the Sarbanes-Oxley Act of 2002);

•	the surrender of shares of common stock; or

•	the surrender of restricted shares already owned by the optionee.

      The Compensation Committee may also permit optionees to pay off their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the company. The Incentive Plan also allows the optionee to pay the exercise price of an option through a “cashless exercise” in a broker assisted transaction.

      At any point in time, the Compensation Committee may offer to buy out an outstanding option for cash or give an optionee the right to give up their option for cash.

      A SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the company. This appreciation may be in shares of common stock, cash or a combination of the two, with the Compensation Committee having the discretion to determine the form in which such payment is made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. All SARs intended to be exempt from the section 162(m) limit will be granted with an exercise price equal to or greater than 100% of the fair market value of the common stock on the date of grant. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

      Restricted shares are shares of common stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares have the same voting and dividend rights as other shares of common stock. The recipient of restricted shares may pay all projected withholding taxes relating to the award with shares of common stock rather than cash.

      A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of common stock. A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents equal to the amount of dividends paid on the same number of shares of common stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, common stock or a combination of both. Stock units, when vested, may be settled by distributing shares of common stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of common stock, or a combination of both. Vested stock units are settled at the time determined by the Compensation Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of stock units may pay all withholding taxes relating to the settlement of the award with common stock rather than cash.

      Vesting Conditions. The Compensation Committee determines the vesting and other conditions. The vesting conditions may be based on:

•	the length of the recipient’s service;

•	his or her individual performance;

•	the company’s performance; and

•	other appropriate criteria.

      In the case of restricted shares and stock units, vesting is based on the company’s performance.

      Where company performance is used as a vesting or issuance condition, performance goals are based on business criteria specified by the Compensation Committee, selected from one or more of the following:

• cash flow,	• return on capital,
• earnings per share,	• return on stockholder equity,
• gross margin,	• growth with respect to any of the foregoing measures,
• net income,	• expense reduction,
• operating income,	• growth in bookings,
• operating margin,	• growth in revenue, and
• pre-tax profit,	• stock price increase.
• return on assets,

      Vesting may be accelerated in the event of the recipient’s death, disability or retirement or in the event of a transfer of control with respect to the company. Transfer of control is defined in the Incentive Plan as:

•	the direct or indirect sale or exchange by the stockholders of the company of all or substantially all of the voting stock of the company;

•	a merger in which the company is a party; or

•	the sale, exchange or transfer of all or substantially all of the assets of the company.

      A transfer of control will also occur in the event of a liquidation or dissolution of the company.

      Deferral of Awards. The Compensation Committee may permit or require the recipient of an award to:

•	have cash that otherwise would be paid to him or her, as a result of the exercise of an SAR or the settlement of stock units, credited to a deferred compensation account established for him or her as an entry on the company’s books;

•	to have shares of common stock that otherwise would be delivered to him or her as a result of the exercise of an option or SAR converted into an equal number of stock units; or

•	to have shares that otherwise would be delivered to him or her as a result of the exercise of an option or SAR or the settlement of stock units converted into an amount credited to a deferred compensation account established for him or her on the company’s books.

      The amount to be credited is measured by reference to the fair market value of common stock as of the date when shares otherwise would have been delivered to the award recipient. A deferred compensation account established under this provision may be credited with interest or other forms of investment return, as determined by the Compensation Committee.

      Number of Reserved Shares and Maximum Awards. The total number of shares of the company’s common stock that may be issued under the Incentive Plan, subject to shareholder approval, is 34.48 million. Under the terms of the Incentive Plan, if:

•	any options, SARs, restricted shares or stock units are forfeited;

•	if options or SARs terminate for any other reason prior to exercise;

•	if options currently outstanding under the Predecessor Plan are forfeited or otherwise terminate unexercised; or

•	if stock units are settled,

then only the number of shares (if any) actually issued in settlement of such stock units reduces the number of shares available under the Incentive Plan and the balance again becomes available for awards under the Plan. If SARs are exercised, then only the number of shares (if any) actually issued in settlement of such SARs reduces the number available and the balance again becomes available for awards. No individual may receive options or SARs covering more than one million shares in any calendar year (subject to anti-dilution adjustments), except that the limit is 1.5 million shares for a new employee in the year in which he or she is hired. In the case of an award that is subject to performance vesting conditions, no individual may receive more than 300,000 restricted shares or stock units in any calendar year (subject to anti-dilution adjustments).

      New Plan Benefits. Awards under the Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Plan.

      The following table summarizes the option grants that were made to each of the executive officers listed in the Summary Compensation Table, as well as the groups indicated below, under the Incentive Plan during the fiscal year ended December 31, 2002:

Number of
Shares Granted

George Samenuk	470,000
Stephen Richards	100,000
Gene Hodges	0
Arthur Matin	150,000
Kent Roberts	100,000
Executive Officers as a Group	1,070,000
Non-Employee Directors as a Group	0
Non-Executive Officer Employees as a Group	5,777,897

Federal Tax Consequences

      The federal income tax consequences of awards under the Incentive Plan are summarized as follows:

Options

      The award of stock options will have no federal income tax consequences to the company or the optionee at the time of the option grant.

      For ISOs the exercise will not result in any regular taxable income to the optionee at the time and neither will the company be entitled to any deduction, however, at the time of exercise, the excess of the fair market value over the exercise price is an adjustment for purposes of computing alternative minimum taxable income. If the optionee holds the shares for the required statutory period, the difference between the sale price and the exercise price generally will be taxed as a capital gain or loss. If the optionee holds the shares for less than the statutory period, the optionee will generally recognize ordinary income at the time of the sale equal to the excess of the fair market value of the shares at exercise (or if less, the sales proceeds) over the exercise price and the company will generally be entitled to a deduction for the same amount. Any additional gain on the disposition will generally be taxed as a capital gain.

      For NSOs the optionee will generally recognize taxable income equal to the excess of the fair market value at the time of exercise over the exercise price. This taxable income will be subject to withholding tax.

Also the company can take a deduction equal to the ordinary income recognized by the optionee. Upon any subsequent disposition of the shares, the difference between the sale price and the exercise price will generally be taxed as capital gain or loss.

Restricted Shares

      For restricted shares, unless the purchaser elects to be taxed at the time of issuance, these shares will generally be taxed in the same way as NSOs. However, due to the company’s right to repurchase the shares when the purchaser stops providing services to the company, the holder does not recognize ordinary income at the time of the sale, but at the time at which the company’s right to repurchase the shares stops. Ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date that the company’s right to repurchase the shares stops.

Stock Appreciation Rights

      For SARs, no income is recognized at the time of the grant. When the right is exercised, the recipient will recognize taxable income equal to the amount of the cash received and the fair market value of any common stock received. For a recipient who is also an employee, the income recognized will be subject to withholding and the company will be able to take a deduction equal to the same amount of that income. For common stock received upon exercise of an SAR, the subsequent sale will be treated in the same way as the gain or loss on an NSO.

Stock Units

      The grant of a stock unit award results in no federal income tax consequences for the participant or the company. The payment of a stock unit award results in taxable income to the participant equal to the amount of the payment received. The value is based on the fair market value of the common stock on the date of the payment. The company will be able to take a deduction equal to the same amount.

APPENDIX B

SUMMARY OF THE STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

      The key provisions of the Outside Directors Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Outside Directors Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the Company’s principal executive office at 3965 Freedom Circle, Santa Clara, CA 95054.

      Each outside director who is elected or re-elected for a term longer than one year is entitled to receive options on the date of election and each year during his or her term. Subject to stockholder approval, on a director’s initial election to the Board, they are automatically granted an option to purchase 50,000 shares and each year after that they are automatically granted an option to purchase 25,000 shares.

Service Required for Exercise

      The initial grant made to an Outside Director under the Plan becomes exercisable one-third after one year of continuous service as a director and one-third at the end of each continuous year of service as director for the following two years.

      Each grant subsequent to the initial grant is exercisable in full after three years of continuous service as a director.

Number of Shares Reserved

      The total number of shares of the Company’s Common Stock available for grants under the Outside Directors Plan as of September 30, 2003 is 377,185.

      The Outside Directors Plan is administered by the Board of Directors and/or by a duly appointed committee with powers specified by the Board (hereinafter referred to as the “Board”). All questions of interpretation of the Outside Directors Plan are determined by the Board, and such determinations are final and binding.

Transfer of Control

      For purposes of the Outside Directors Plan, the term “transfer of control” means:

•	sale or exchange of substantially all of the voting stock of the Company;

•	a merger or consolidation;

•	sale, exchange or transfer of substantially all of the assets of the Company.

      In the event of a Transfer of Control, any unexercisable or unvested portion of the outstanding Options will become immediately exercisable and vested in full, 10 days prior to the date of the transfer of control.

      The Plan is intended to comply with the requirements of Rule 16b-3 under the Exchange Act.

B-1

New Plan Benefits

      The following table summarizes the option grants that were made to each of the non-employee directors under the Outside Directors Plan during the fiscal year ended December 31, 2002:

Number of
Shares Granted

Robert Bucknam	0
Leslie Denend	20,000
Robert Dutkowsky	20,000
Denis O’Leary	0
Robert Pangia	20,000
Liane Wilson	45,000
Non-Employee Directors as a Group	105,000

B-2

APPENDIX C

SUMMARY OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN

Summary of the Purchase Plan

      The key provisions of our 2002 Employee Stock Purchase Plan (the “Purchase Plan”) are summarized below. This summary, however, is not intended to be a complete description of all terms of the Purchase Plan. A copy of the plan text will be furnished to any stockholder upon request. Such request should be directed to the Corporate Secretary at our principal office at 3965 Freedom Circle, Santa Clara, CA 95054.

      General. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. Each participant in the Purchase Plan is granted a “purchase right” at the beginning of each offering period under the plan, which gives the participant the right to purchase shares of our common stock through accumulated payroll deductions.

      Shares Subject to Plan. A maximum of 2,000,000 of our authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the company, or in the event of any merger, sale of assets or other reorganization of the company. If a purchase right expires or terminates, the shares subject to the unexercised portion of the purchase right will again be available for issuance under the Purchase Plan.

      Administration. The Purchase Plan is administered by the board of directors or a duly appointed committee of the board. Subject to the provisions of the Purchase Plan, the board determines the terms and conditions of purchase rights. The board will interpret the Purchase Plan and purchase rights granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the Purchase Plan or any purchase right. The Purchase Plan provides, subject to certain limitations, for indemnification by the company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the plan.

      Eligibility. Any employee of ours or of any present or future parent or subsidiary corporation designated by the board for inclusion in the Purchase Plan is eligible to participate, so long as the employee works at least 20 hours per week and has been employed for at least 30 days. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary corporation is eligible to participate in the Purchase Plan. As of September 30, 2003, approximately 3,041 employees, including all of our executive officers, were eligible to participate in the Purchase Plan.

      Offerings. Generally, the Purchase Plan will provide for sequential and overlapping offerings of approximately 24 months duration commencing on or about February 1 and August 1 of each year and ending on or about the last days of the second January and July thereafter, respectively. Each offering period will generally consist of 4 consecutive purchase periods of approximately six months duration. The board may establish a different term for one or more offerings, not to exceed 27 months, or different starting or ending dates for any offering period or purchase period.

      Participation and Purchase of Shares. Participation in an offering is limited to eligible employees who deliver a properly completed subscription form prior to the “offering date,” which is the first day of an offering period. Payroll deductions may not exceed 10% (or such other rate as the board determines) of an employee’s compensation on any payday during the offering period. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent offering period beginning immediately after the last day of the offering period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

      Subject to any limitations or notice requirements which we impose, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an offering. Upon withdrawal, we will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. A participant who withdraws from an offering may not again participate in the same offering. If the fair market value of a share of common stock on the last day of a purchase period, other than the final purchase period of an offering, is less than the fair market value of a share of common stock on the offering date of that offering, then, unless a participant elects otherwise, each participant will be withdrawn automatically from the current offering after purchasing shares and enrolled in the new offering commencing immediately following thereafter.

      Subject to certain limitations, each participant in an offering is granted a purchase right equal to the lesser of a number of whole shares determined by dividing $50,000 by the fair market value of a share of common stock on the offering date or 10,000 shares. In addition, no participant may purchase shares under this plan or any other employee stock purchase plan of ours (or of our subsidiaries) to the extent that the right to purchase shares accrues at a rate exceeding $25,000 (based on the fair market value of the shares on the offering date) for each calendar year in which the purchase right is outstanding. Purchase rights are nontransferable and may only be exercised by the participant.

      On the last day of each purchase period during an offering, each participant purchases a number of shares determined by dividing the amount of his or her payroll deductions accumulated during the purchase period by the purchase price, limited in any case by the number of shares subject to the participant’s purchase right for that offering.

      The price at which shares are sold under the Purchase Plan is equal to 85% of the lesser of the fair market value per share of our common stock on (i) the offering date or (ii) the purchase date. The fair market value of our common stock on any relevant date generally will be the closing price per share as reported on the New York Stock Exchange. On September 30, 2003, the closing price per share of our common stock was $13.76. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase an additional whole share, in which case the remaining amount may be applied to the next purchase period.

      Change in Control. In the event of a “change in control,” as defined in the Purchase Plan, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may assume our rights and obligations under the Purchase Plan. However, if the acquiror elects not to assume such rights and obligations, the purchase date of the then current purchase period will be accelerated to a date before the change in control specified by the board. Any purchase rights that are not assumed or exercised prior to the change in control will terminate.

      Termination or Amendment. The Purchase Plan will continue until terminated by the board or until all of the shares reserved for issuance under the plan have been issued. The board may at any time amend or terminate the Purchase Plan, except that the approval of our stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the board as corporations whose employees may participate in the Purchase Plan.

Summary of United Stated Federal Income Tax Consequences

      The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the offering date or within one year after the purchase date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

      If the participant disposes of shares at least two years after the offering date and at least one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) an amount equal to 15% of the fair market value of the shares on the offering date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.

      A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Currently, long-term capital gains are generally subject to a maximum tax rate of 20%.

      If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, we are not allowed a tax deduction.

      New Plan Benefits. Because benefits under the Purchase Plan will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the Purchase Plan.

      During the fiscal year ended December 31, 2002, no benefits were received by any individuals under the Purchase Plan. During 2002 benefits were received by individuals under the 1994 Employee Stock Purchase Plan.

      The Purchase Plan was implemented in late 2002. The initial purchase period under the Purchase Plan did not end until we filed our 2002 Form 10-K and Form 10-Qs for the three and six months ended March 31 and June 30, 2003 in late 2003. As a result, during the fiscal year ended December 31, 2002, no benefits were received by any individuals under the Purchase Plan.

APPENDIX D

CHARTER OF THE AUDIT COMMITTEE

Statement of Policy

      The Audit Committee of the Board of Directors of Networks Associates, Inc. (the “Company”) shall provide assistance to the Board of Directors relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In so doing, the Audit Committee will maintain free and open communication between the directors, the independent auditors, and financial management of the Company.

Membership

      The Audit Committee members will be appointed by, and will serve at the discretion of the Board of Directors, and will consist of at least three members of the Board of Directors meeting the following criteria:

1. Each member will be an “independent director,” as defined in applicable rules of the Securities and Exchange Commission and the NYSE; and

2. At least one member of the Audit Committee will be a “financial expert,” as such term is defined in applicable rules of the Securities and Exchange Commission and the NYSE.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of high quality.

      In carrying out these responsibilities, the Audit Committee will:

1. Review and manage the external audit and the Company’s relationship with its external auditors by

(i) selecting, and evaluating the performance of the independent auditors;

(ii) reviewing the independent auditors’ fee arrangements, proposed audit scope, plan and approach;

(iii) reviewing and approving, in advance, the retention of the independent auditors for any non-audit services and the fees for such services;

(iv) reviewing materials assessing the caliber of the independent auditors, including the independent auditors’ last peer review; and

(v) discussing with the independent auditors and the Company’s financial management, the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, the quality of the Company’s accounting principles, new accounting policies and disclosure practices, disagreements with management, and any other matters described in SAS No. 61, as modified or supplemented.

2. Conduct a post-audit review of the financial statements and audit findings, including suggestions for improvements provided to management by the independent auditors.

3. Before filing the 10-K, review the financial statements with management and the independent auditors to assess the financial statements to be presented to shareholders.

4. Review and recommend to the Board of Directors for inclusion in the 10-K, the audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

5. Cause the Company’s independent auditors to review the Company’s interim financial statements included in quarterly reports on Form 10-Q.

6. Periodically review with the independent auditors and with Company financial personnel, the adequacy and effectiveness of the Company’s accounting and financial controls, including computerized information system controls and security.

7. Oversee compliance with the requirements of the Securities and Exchange Commission for disclosure of auditor’s services and Audit Committee members and activities. On an annual basis, obtain from the independent auditors a written communication delineating their relationships and professional services as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take appropriate action to ensure the continuing objectivity and independence of the auditors.

8. Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, who have the ultimate authority in deciding to engage, evaluate, and where appropriate, replace the independent auditors.

9. Inquire of management and the independent auditors about significant risks or exposures, and assess the steps management has taken to minimize such risks to the Company.

10. If necessary, institute special investigations of matters brought to its attention within the scope of its duties. The Audit Committee shall have authority to engage independent counsel and other advisors, as it determines necessary to assist with such investigation or otherwise to carry out its duties.

11. Review with management and the independent auditors any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

12. Review related party transactions for potential conflicts of interest.

13. Review the Audit Committee’s own structure, processes and membership requirements.

14. Provide a report of the Audit Committee in the Company’s proxy statement.

15. Obtain the full Board of Directors’ approval of this Charter. Annually review and update the Committee’s charter and conduct a self-assessment of Committee performance.

16. Perform other oversight functions, and undertake such other duties, as requested by the full Board of Directors.

Meetings

      The Audit Committee will meet at least three times each year. The Audit Committee may establish its own schedule, which it will provide in advance to the Board of Directors.

      The Chief Executive Officer, Chief Financial Officer, and the independent auditors shall be invited to attend all regular meetings of the Audit Committee. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors’ examination and management report. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

Minutes

      The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Reports

      The Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

DETACH HERE
PROXY
NETWORKS ASSOCIATES, INC.

3965 Freedom Circle
Santa Clara, California 95054
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints George Samenuk and Kent Roberts as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of Networks Associates, Inc. held of record by the undersigned on November 13, 2003, at the Annual Meeting of Stockholders to be held on December 16, 2003, or any adjournment thereof.

     This Proxy, when properly executed, will be voted in the manner directed herein by the assigned stockholder. If no direction is taken this Proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

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Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Go to the Website http://www.eproxyvote.com/net

3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.	Follow the instructions provided.

Your vote is important!

Go to http://www.eproxyvote.com/net anytime!

Do not return your Proxy Card if you are voting by telephone or internet.

SEE REVERSE SIDE (Continued and to be signed on reverse side)

DETACH HERE

☒ Please mark votes as in this example.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW ☐

This Proxy, when properly executed, will be voted in the manner directed herein by the assigned stockholder. If no direction is taken this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

1.	Election of Class II Directors.

Nominee: Mr. Leslie Denend

☐ For	☐ Withheld

Nominee: Mr. George Samenuk

☐ For	☐ Withheld

2.	To approve an amendment to the 1997 Stock Incentive Plan to increase the number of shares of the Company’s common stock reserved for issuance thereunder by 2,000,000 shares.

☐ For	☐ Against	☐ Abstain

3.	To approve amendments to the Stock Option Plan for Outside Directors to increase the number of shares included in the initial stock option grant to non-employee directors by 5,000 to 50,000 shares of common stock and to increase the number of shares included in the subsequent annual grants by 5,000 shares to 25,000 shares of common stock.

☐ For	☐ Against	☐ Abstain

4.	To approve an amendment to the 2002 Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock reserved for issuance thereunder by 2,000,000 shares.

☐ For	☐ Against	☐ Abstain

5.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants for the fiscal year ending December 31, 2003.

☐ For	☐ Against	☐ Abstain

At their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting.

PLEASE VOTE PROMPTLY BY INTERNET, TELEPHONE OR MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

     Please sign exactly as name appears to the left. When shares are held in joint tenancy, all such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:

Signature:	Date: